Exhibit 99.1

Investor Contact: Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477 — 8900 xenonics@xenonics.com
Xenonics Announces Second Quarter Results
CARLSBAD, CALIFORNIA — May 17, 2010 — XENONICS HOLDINGS, INC. (NYSE AMEX:XNN) today announced a net loss for the second quarter ended March 31, 2010 of $951,000, or $0.04 per share, on revenue of $109,000. This compares to a net loss for the second quarter of fiscal 2009 of $261,000, or $0.01 per share, on revenue of $2,802,000.
“Our second quarter results are by no means indicative of the performance we expect going forward,” said Chairman Alan Magerman. “Monthly shipments of our NightHunter One high-intensity illumination devices to be included in non-lethal force protection kits for the U.S. Marine Corps under a $2.9 million purchase order from Aardvark Tactical will begin this month, and are scheduled to continue through the end of 2010. This is one of the reasons we expect the company to generate net profit from operations beginning in May. We also expect to participate in new non-lethal programs initiated by Aardvark, and to win a position for our products in other large, funded procurement programs for the U.S. military and several foreign governments that are expected to be awarded over the next few months. With the proceeds of our recent financing, we are building SuperVision and NightHunter inventory to meet demand for our products, and we are optimistic about our chances of winning significant new contracts,” said Chairman Alan Magerman.
During April 2010 the Company completed the sale of common stock for gross proceeds of $2,000,000.
“Underscoring our commitment to strict control over operating costs, SG&A decreased by nearly 50%, to $696,000 for this year’s second quarter from $1,371,000 for the same period last year. But at the same time, recognizing that new product development is crucial to our long-term success, R&D increased to $257,000 from $154,000 last year, a forceful signal of our confidence in Xenonics’ future,” Magerman said.
For the six months ended March 31, 2010, Xenonics reported a net loss of $1,356,000, or $0.06 per share, on revenue of $1,365,000. For the first six months of fiscal 2009, the net loss was $1,557,000, or $0.08 per share, on revenue of $3,156,000.
Conference Call
Xenonics has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the second quarter of fiscal 2010. The dial in number is (800) 299-7635 and the passcode is #43277075. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888)286-8010, passcode #26351685, after 2:00 p.m. EDT.
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3186 Lionshead Avenue, Carlsbad, CA 92010
(760) 477 8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

Xenonics Announces Second Quarter Results
May 17, 2010
Page Two
About Xenonics
Xenonics Holdings, Inc. (AMEX:XNN) develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.
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XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	March 31,		March 31,
Rounded in thousands, except per share amounts	2010	2009	2010	2009
	(unaudited)		(unaudited)

Revenues	$109,000	$2,802,000	$1,365,000	$3,156,000

Cost of goods sold	69,000	1,582,000	740,000	1,776,000

Gross profit	40,000	1,220,000	625,000	1,380,000

Selling, general and administrative	696,000	1,371,000	1,490,000	2,580,000
Research and development	257,000	154,000	453,000	343,000

Loss from operations	(913,000)	(305,000)	(1,318,000)	(1,543,000)

Other income/(expense):
Gain (loss) on derivative revaluation	—	44,000	38,000	(19,000)
Other income	—	4,000	—	4,000
Interest income	—	1,000	2,000	10,000
Interest (expense)	(38,000)	(5,000)	(76,000)	(7,000)

Loss before provision for income taxes	(951,000)	(261,000)	(1,354,000)	(1,555,000)
Income tax provision	—	—	2,000	2,000

Net loss	$(951,000)	$(261,000)	$(1,356,000)	$(1,557,000)

Net loss per share:
Basic and fully-diluted	$(0.04)	$(0.01)	$(0.06)	$(0.08)

Weighted average shares outstanding:
Basic and fully-diluted	21,189,000	20,246,000	20,998,000	20,405,000

XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
Rounded in thousands, except par value	2010	2009
	(unaudited)

Assets

Current Assets:
Cash	$57,000	$126,000
Accounts receivable, net	245,000	1,634,000
Inventories	2,315,000	2,069,000
Other current assets	184,000	119,000

Total Current Assets	2,801,000	3,948,000

Equipment, furniture and fixtures at cost, net	103,000	130,000
Goodwill	375,000	375,000
Other assets	122,000	—

Total Assets	$3,401,000	$4,453,000

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$864,000	$1,000,000
Accrued expenses	102,000	157,000
Accrued payroll and related taxes	145,000	156,000
Accrued derivative liability	—	199,000

Total Current Liabilities	1,111,000	1,512,000

Notes payable	334,000	292,000

Total Liabilities	1,445,000	1,804,000

Commitments and contingencies

Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 21,322,000 shares issued and 21,209,000 shares outstanding at March 31, 2010; 20,571,000 shares issued and 20,459,000 outstanding at September 30, 2009	21,000	20,000
Additional paid-in capital	25,140,000	24,478,000
Accumulated deficit	(22,899,000)	(21,543,000)

	2,262,000	2,955,000

Less treasury stock, at cost, 113,000 shares	(306,000)	(306,000)

Total Shareholders’ Equity	1,956,000	2,649,000

Total Liabilities and Shareholders’ Equity	$3,401,000	$4,453,000